EXHIBIT 21.1

Subsidiaries of the Company

Name	State of Other Jurisdiction of Incorporation	Other Name, if Any, the Subsidiary Does Business Under
BowSteel Corporation	Delaware	RTI Connecticut
Extrusion Technology Corporation of America	Ohio	RTI Fabrication
Nati Gas Company	Ohio
New Century Metals, Inc.	Ohio
New Century Metals Southeast, Inc.	Delaware	RTI LA
Pierce-Spafford Metals Company, Inc.	California	RTI Pierce Spafford
REI Medical, Inc.	Minnesota	Remmele Medical
Remmele Engineering, Inc.	Minnesota
RMI Delaware Holding, Inc.	Delaware
RTI - Reamet, S.A.S.	France
RMI Delaware, Inc.	Delaware
RMI Titanium Company	Ohio	RTI Niles; RTI Alloys
RTI Advanced Forming, Ltd.	United Kingdom
RTI Capital, LLC	Delaware
RTI Claro Inc.	Quebec
RTI Finance Corp.	Ohio
RTI Hamilton, Inc.	Ohio
RTI Hermitage, Inc.	Ohio
RTI Energy Systems, Inc.	Ohio
RTI Europe Ltd.	United Kingdom
RTI Fabrication and Distribution, Inc.	Ohio
RTI International Metals Ltd.	United Kingdom
RTI Martinsville, Inc.	Ohio
RTI St. Louis, Inc.	Missouri
Tradco, Inc.	Missouri	RTI Tradco